Exhibit 99.1

INFOSYS EXPANDED STOCK OWNERSHIP PROGRAM 2019

1.

Purpose of the Plan. The purpose of this Plan is to increase shareholder value, by expanding employee ownership of the Company, in order to incentivise, retain and attract key talent through this performance-based stock grant program. The key parameters for performance are as stated in Section 6(c) below, with the objective to drive execution excellence of the agreed business strategy, and based on creating shareholder value through execution excellence in delivering competitive business growth.

2.

Definitions. As used herein, the following definitions will apply. It is clarified that all references to laws (whether Indian law or any other Applicable Law) or to any specific provision of any law shall mean all delegated legislation issued thereunder (as may be amended from time to time), any legislation which (wholly or in part) replaces such law/provision and any amendments to such law/provision or its replacement:

a)	“Act” means the Companies Act, 2013.

b)	“Administrator” means the Nomination and Remuneration Committee that administers the Plan either through itself or through the Trust, in accordance with Section 4 of the Plan.

c)

“Applicable Laws” means the legal requirements applicable to an Award or the Plan, including, without limitation, the Act, the SEBI Regulations, the Insider Trading Regulations and all relevant tax, securities, exchange control or corporate laws, rules and regulations of India and the applicable laws, rules and regulations of any other country or jurisdiction where the Award is granted and the rules and regulations of any stock exchange on which the Shares underlying such Award are listed or quoted, as such laws, rules, regulations and requirements shall be in place from time to time.

d)	“Award” means a grant of Restricted Stock Units under the Plan.

e)

“Award Agreement” means the written or electronic agreement between the Company and a Participant setting forth the terms and provisions applicable to an Award granted to the Participant under the Plan.

f)	“Board” means the Board of Directors of the Company.

g)	“Change in Control” means the occurrence of any of the following events:

i)

A change in the ownership of the Company which occurs on the date that any one person or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with any stock previously held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, provided, however, that for purposes of this sub-section 2(g)(i), the acquisition of additional stock by any one Person who is considered to own more than 50% of the total voting power of the stock of the Company prior to the acquisition of the additional stock will not be considered a Change in Control, or

ii)

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or

iii)

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection 2(g)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this sub-section 2(g)(iii). For purposes of this subsection 2(g)(iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, or

iv)

The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

v)

For purposes of Section 2(g), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. In addition, if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.

h)	“Company” means Infosys Limited, a company incorporated under the laws of Republic of India, or any successor thereto.

i)	“Director” means a member of the Board.

j)

“Disability” means any disability of whatsoever nature be it physical, mental or otherwise which permanently incapacitates/ prevents/ handicaps a Participant from performing any specific job, work or task which such Participant was capable of performing immediately before such disablement.

k)	“Eligible Employee” means:

(i)	A permanent employee of the Company (or a Subsidiary of the Company) working in India or out of India, or

(ii)	Directors or directors of any Subsidiary,

but shall not include

(A)	Any employee who is a Promoter or belongs to the Promoter Group, or

(B)	Any Independent Directors of the Company (or a Subsidiary of the Company); or

(C)	Director(s) who either themselves or through a relative or through any body corporate, directly or indirectly, hold more than 10% of the outstanding Shares.

l)	“Exercise Period” means the time period after Vesting within which the Participant can exercise his right to apply for the issue of Shares against the Award vested in him or her pursuant to the Plan.

m)

“Exercise Price” means, the price payable by the Participant to exercise an Award granted under the Plan: (i) shall mean the par value of the underlying Shares in respect of exercise of Restricted Stock Units granted pursuant to an Award; and (ii) shall include any revisions to the Exercise Price referred in sub-clause (i) above as may be permissible under this Plan and Applicable Laws and decided by the Administrator from time to time.

n)	“Independent Director” means an independent director as determined under the Act and the SEBI (Listing Obligations and Disclosure Requirements) Regulations 2015.

o)	“Insider Trading Regulations” means the SEBI (Prohibition of Insider Trading) Regulations, 2015, and any insider trading regulations applicable to a Participant in any other jurisdiction.

p)

“Nomination and Remuneration Committee” means the Nomination and Remuneration Committee (and any successor committees) constituted by the Board from time to time, which shall also perform the role of the Compensation Committee under the SEBI Regulations.

q)	“Participant” means any person in India or outside who is granted an Award under the Plan.

r)	“Plan” means this Infosys Expanded Stock Ownership Program 2019.

s)	“Promoter” means a promoter within the meaning of the SEBI Regulations.

t)	“Promoter Group” means promoter group within the meaning of the SEBI Regulations.

u)

“Restricted Stock Unit” means a restricted stock unit granted pursuant to Section 6 of the Plan, comprising of a right but not an obligation granted to a Participant to apply for and be issued Shares at the Exercise Price, during or within the Exercise Period, subject to the requirements of Vesting.

v)	“SEBI” means Securities and Exchange Board of India or such other statutory authority having power to regulate the Plan from time to time.

w)	“SEBI Regulations” means Securities and Exchange Board of India (Share Based Employee Benefits) Regulations, 2014

x)	“Secondary Acquisition” shall have the meaning ascribed to the term in Clause 3(c).

y)

“Service” means the performance of services for the Company (or any holding company or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an employee or a Director, except to the extent otherwise specifically provided in the Award Agreement evidencing the Award. For purposes of this definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any holding company or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a holding company or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company (whether a long leave or not); provided, however, that except to the extent otherwise required by law or expressly authorized by the Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for Vesting purposes for any period the Participant is on a leave of absence. In addition, Service does not include any period of service for which the Participant was not paid salary/wages other than for reasons approved by the Administrator.

z)

“Share” means an equity share and securities convertible into an equity share and shall include American Depository Receipts (ADRs), Global Depository Receipts (GDRs) or other depository receipts representing underlying an equity share or securities convertible into an equity share.

aa)	“Share Reserve” shall have the meaning ascribed to the term in Clause 3 (a).

bb)	“Subsidiary” means a subsidiary of the Company, whether now or hereafter existing as defined under Section 2 of the Act.

cc)

“Taxes” means all applicable income tax, employment tax, payroll tax, social security tax, social insurance, contributions, payment on account obligations, national and local tax or other payments required to be withheld, collected or accounted for in connection with the grant, Vesting or exercise of an Award.

dd)

“Trust” shall mean the Infosys Expanded Stock Ownership Trust, an irrevocable trust created by the Company by a deed of trust dated May 15, 2019 for the welfare of its employees, and to specifically implement its employee benefits schemes (including this Plan).

ee)	“Vesting” means the process by which the Participant becomes entitled to the benefit of an Award.

ff)

“Vesting Period” means the period after the completion of which the Vesting of an Award granted to the Participant pursuant to the Plan takes place and does not include any period of Service for which the Participant was not paid salary/wages other than for reasons approved by the Administrator. The Administrator shall have the authority to decide the Vesting Period of an Award; provided, however, that the minimum Vesting Period shall be not less than 12 months from the date of grant of the Award (or such other period as required under the SEBI Regulations as in effect from time to time).

3.	Shares Subject to the Plan.

a)

Share Reserve. Subject to the provisions of Section 9 of the Plan, the maximum aggregate number of Shares that may be awarded under the Plan is 50,000,000 Shares, which is 1.15% of the equity capital of the Company (the “Share Reserve”) as on May 15, 2019.

b)	Per Person Limitations. The following per person limitations shall apply:

i)	The maximum number of Shares subject to Awards granted to a Participant, in aggregate, shall not exceed 5,000,000 Shares of the Company during the tenure of the Plan.

ii)

The grant of Awards during any one year covering a number of Shares equal to or exceeding 1% of the issued capital of the Company at the time of grant of the Award shall be subject to a special resolution passed at a general meeting.

c)

Lapsed Awards. Shares subject to Awards granted under the Plan shall be available for subsequent Award and issuance under the Plan to the extent such Awards lapse, are forfeited or are cancelled for any reason prior to the issuance of the Shares subject to such Awards. Shares that have actually been issued under the Plan under any Award will in no event be returned to the Plan and will not become available for future distribution under the Plan. Share Issuance. The Trust may acquire up to 45,000,000 Shares from the secondary market for the purposes of implementing this Plan, subject to the SEBI Regulations (including the restrictions on secondary acquisition) and Applicable Laws (the “Secondary Acquisition”). The Company may issue and allot its Shares to the extent there are grants under the Plan in respect of which Shares are not available with the Trust (including pursuant to the Secondary Acquisition).

Note: The above-referred maximum limit of 45,000,000 Shares for Secondary Acquisition is merely a maximum upfront cap, and is not indicative of the number of Shares that may actually be acquired by the Trust.

d)	Number of Awards: The total number of Awards to be made under this Plan shall be determined by the Administrator.

4.	Administration of the Plan.

a)

Administration. The Plan shall be administered by the Nomination and Remuneration Committee which to the extent of the Secondary Acquisition and related administrative matters shall also include delegation of administration to the Trust.

b)	Powers of the Administrator. The Administrator will have the authority, in its discretion:

i)	To select the Eligible Employees to whom Awards may be granted hereunder, based on the eligibility criteria set forth in Section 5(c) below, upon the recommendations of the management;

ii)	To determine the terms and conditions, including Exercise Price, of any Award granted hereunder, provided such terms and conditions are not inconsistent with the terms of the Plan;

iii)	To construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

iv)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

v)	To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

vi)	To allow a Participant to defer the receipt of the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

vii)	To allow an outstanding Award denominated in equity shares to be settled in depository shares;

viii)

To frame suitable policies and systems to ensure that there is no violation of securities laws including (a) Insider Trading Regulations; and (b) SEBI (Prohibition of Fraudulent and Unfair Trade Practices relating to the securities market) Regulations, 2003, by the Trust, the Company and its Eligible Employees; and

ix)	To make all other determinations deemed necessary or advisable for administering the Plan.

c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5.	Eligibility.

a)	All Eligible Employees shall be eligible to participate in the Plan.

b)	It is clarified that except with the prior approval of the relevant government authority(ies), Eligible Employees who are the citizens of Bangladesh, or Pakistan would not be granted any Award;

c)

The appraisal process for determining the eligibility of employees for the grant of RSU’s under the Plan will be determined by the Administrator, and will be based on their level in the organization, their performance and future potential, and any other criteria as will be determined by the Administrator from time to time. The selection of Eligible Employees will be based on these criteria and on recommendations of the management of the Company.

6.	Restricted Stock Units.

a)

Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator based on the eligibility criteria set forth in Section 5(c) above. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such terms and conditions (including performance criteria referred above) as the Administrator, in its sole discretion, will determine. To the extent Restricted Stock Units have been granted between the date of approval by the Board and approval by the shareholders of this Plan, the same shall become effective on and from the date of receipt of shareholder’s approval. No amount is payable upfront at the time of grant of Restricted Stock Units.

b)	Terms. Each Restricted Stock Unit Award shall entitle the Participant to receive the Shares underlying such Award following Vesting and payment of the Exercise Price.

The Exercise Price/ applicable payments shall be payable in any one of the following modes, unless otherwise permitted by the Administrator:

(i)	Cash/cheque, as per process and methodology prescribed by the Administrator;

(ii)

To the extent permitted by Applicable Laws and specified in the Award Agreement, through a cashless exercise procedure pursuant to which the Participant shall authorize the sale of Shares through the Trust in either of the following ways:

•

‘Sell to cover’: The Participant authorises the Trust to sell a number of Shares underlying the Award, with the sale of such number of Shares sufficient to cover the aggregate Exercise Price payable for the purchased Shares plus all applicable Taxes; or

•

‘Sell all’: The Participant authorises the Trust to sell all Shares underlying the Award, and receives the resulting proceeds less the aggregate Exercise Price payable for the purchased Shares plus all applicable Taxes; or

(iii)	Such other form as may be determined by the Administrator and specified in the Award Agreement.

The Exercise Price must be paid by the Participant in such manner as set forth above and in the Award Agreement, (and in any event within the relevant Exercise Period of the Restricted Stock Units being vested in the Participant).

c)	Vesting.

(i)

The Restricted Stock Units granted under the Plan shall vest based on the following three performance parameters, the relative weightage of which shall be determined by the Administrator provided that each parameter shall have a weightage of at least 25% and no single parameter shall have a weightage of more than 50%:

•

Relative Total Shareholder Return (“Relative TSR”) against a peer comparator group of not less than 8 comparators, which will be identified by the Administrator from a basket of the following ten industry peers which include Indian and global companies such as Accenture, DXC Technologies, Wipro, TCS, Cognizant, IBM, Capgemini, Tech Mahindra, Atos and HCL.

In case of delisting of any of the above mentioned peer group companies during the performance measurement period, the Administrator is entitled to include an additional peer set company to the comparator group.

•	Relative TSR against broader market domestic and global indices comprising of Nifty 50, S&P 500 and MSCI index to be determined by the Administrator.

•	Operating lead performance metrics of the Company, which are used to derive shareholder value, measured by

•	Total revenue growth;

•	Digital revenue growth; and

•	Operating margin.

The annual performance targets against these metrics shall be determined by the Administrator.

Each of the above three performance parameters will be distinct for the purposes of calculation of quantity of shares to vest based on performance.

Shares will vest based on the Company’s performance on Relative TSR in (i) and (ii) above as follows:

•	If it ranks in the 75th percentile and above, then a maximum of 100% of the Restricted Stock Units due for vesting will vest;

•	If it ranks in the 50th to 75th percentile, then the Restricted Stock Units due for vesting will vest proportionately on a linear scale between 60% to 100%, and the balance will lapse;

•	If it ranks below the 50th percentile, then no Restricted Stock Units due for vesting will vest.

The increased dilution of the equity share capital, if any and / or cost of secondary acquisition of equity shares is expected to be offset by growth in shareholder value and increased returns to the shareholders.

The Vesting Period of a Restricted Stock Unit awarded shall not be less than a period of 1 year, and which may extend to a maximum of 3 years from the date of the Award, as decided by the Administrator from time to time, and shall be provided in the Award Agreement.

All Restricted Stock Units granted shall vest as per the schedule determined by the Administrator from the date of the grant.

Any Restricted Stock Units which lapse or are forfeited shall be available for future grants. Vesting of Restricted Stock Units granted to a Participant may lapse or accelerate (as the case may be) in the following circumstances:

•

The Restricted Stock Units granted to the Participant shall lapse if the performance criteria (referred above) and any other Vesting-related requirements set forth in the Award Agreement are not satisfied.

•

In the event of death of the Participant while the Participant is still an Eligible Employee of the Company, the Restricted Stock Units granted under the relevant Award Agreement shall vest in the legal heirs or nominees of the deceased Participant, as the case may be.

•	In the event of Disability, the Restricted Stock Units granted under the relevant Award Agreement (as on the date on which Disability has occurred) shall vest in the Participant on such date.

•

In the event of termination of employment, or resignation of the Participant, Restricted Stock Units granted under the relevant Award Agreement which are not yet vested in the Participant shall automatically terminate if the Vesting criteria (referred above) have not been satisfied, as of the date of termination or resignation, as the case may be.

•	In the event the employment of the Participant is terminated for misconduct (including for a breach of restrictive covenants), the Restricted Stock Units will lapse if the employment is terminated prior to Vesting. Where the Restricted Stock Units are vested in the Participant, the unexercised Restricted Stock Units may be forfeited if the Participant’s employment is terminated for misconduct.

•

Except as legally required or expressly authorised by the Administrator or by the Company’s written policies on leave of absence, no Service credit shall be given for Vesting purposes for any period the Participant is on a leave of absence.

d)

Form and Timing of Settlement. Settlement of vested Restricted Stock Units will be made within a reasonable time period and in compliance with Applicable Laws, upon exercise (by payment of the Exercise Price) within the stipulated Exercise Period post Vesting of the Restricted Stock Units. To the extent permitted by Applicable Laws and the Administrator, the Participant may elect for vested Restricted Stock Units be paid in equity shares or depository shares.

e)

Exercise of Restricted Stock Units. After Vesting, a Participant shall have an Exercise Period of 90 calendar days within which to exercise the Award. Each Participant may, at their discretion, exercise all or part of the Award within the Exercise Period, and can choose to exercise (in compliance with Applicable Laws) all or part of the Award in tranches during the Exercise Period. On the expiry of 90 calendar days, any Restricted Stock Units which have not been exercised will lapse and cease to be valid for any purpose. However, the Administrator also has the discretion to decide the Exercise Period and process of exercise, provided the same is stated in the Award Agreement.

The Restricted Stock Units shall be deemed exercised when the Company (or its appointed agent) receives written or electronic notice of the exercise from the Participant, and subject to the terms of the Award Agreement, full payment of the equity shares or depository shares with respect to which the Restricted Stock Units are exercised along with payable Taxes (unless the Eligible Employee being eligible to avail cashless exercise of Restricted Stock Units, exercises that option).

However, in cases where the Administrator so decides, the income tax amounts will be deducted from the Participant’s salary, and in such events the payment of equity shares or depository shares need not be accompanied by such amount.

Notwithstanding the foregoing, the Exercise Period for the circumstances enumerated in Section 6(c)(iv) above (as relevant) shall be the following:

i)

In the event of death of the Participant, the Restricted Stock Units vested in the legal heirs or nominees of the deceased Participant (as the case may be), shall be exercised within an Exercise Period of 365 calendar days of the death of the Participant.

ii)	In the event of Disability, the Restricted Stock Units shall be exercised by the Participant within an Exercise Period of 365 calendar days of the date on which such Disability has occurred.

iii)

In the event of termination of employment, or resignation of the Participant, Restricted Stock Units that have vested in the Participant as on the date of termination/ resignation (as the case may be, if the termination is not for misconduct), shall be exercised by the Participant within an Exercise Period of 90 calendar days of the date of termination/ resignation.

iv)

Except as legally required or expressly authorised by the Administrator or by the Company’s written policies on leave of absence, the Exercise Period shall not be extended if the Participant is on a leave of absence.

7.	Shareholder Rights. A Participant shall not have any of the rights of a shareholder with respect to Shares covered by an Award until the Participant becomes the holder of record of such Shares.

8.

Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. In the event that a Participant who has been granted an Award under this Plan is transferred or deputed to any Subsidiary or associate company prior to Vesting or exercise, the Vesting and exercise as per the terms and conditions of the Award shall continue in case of such transferred/ deputed Participant even after the transfer or deputation (as the case may be).

9.	Adjustments; Dissolution or Liquidation; Change in Control.

a)

Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, bonus issue, split-up, spinoff, combination, repurchase, or exchange of Shares or any other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, and to prevent a change in the Vesting Period of Awards granted to the Participants as far as possible, will adjust the number and class of Shares that may be delivered under the Plan (in the aggregate) and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Section 3 (including the Share Reserve and the per-person limitations). It is clarified that any such adjustment, while keeping in mind the above principles, has to be in compliance with Applicable Laws, and in the event of a conflict between Applicable Laws and the above principles, the Administrator shall take a final decision on the adjustments (in compliance with Applicable Laws).

b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c)

Change in Control. In the event of a Change in Control, each outstanding Award will be vested immediately. To the extent the same is not permissible under Applicable Laws, each outstanding Award will be treated as the Administrator determines, which may include (without limitation) one or more of the following actions with respect to any outstanding Award: (i) assumption of the Award by the successor corporation (or parent or subsidiary of the successor corporation) (collectively, the “Successor Corporation”); (ii) cancellation and substitution of the Award with an Award granted by the Successor Corporation; (iii) continuation of the Award pursuant to the terms of the Change in Control transaction; (iv) accelerated Vesting of the Award (in whole or in part); (v) termination of the Award; (vi) cancellation of the Award in exchange for a cash payment for each vested Share (and each unvested Share if so determined by the Administrator) subject to the Award in an amount equal to the excess of the market price per Share on the date of the Change in Control over the Exercise Price in effect for such Share or (vii) replacement of the Award with a cash retention program of the Company or any Successor Corporation which preserves the spread existing on the unvested Shares subject to the Award at the time of the Change in

Control (the excess of the market price of those Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent pay-out of that spread in accordance with the same Vesting schedule applicable to those unvested Shares.

The Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to this Section 9(c) to the same extent and in the same manner as such provisions apply to a holder of a Share. In addition, an Award may be subject to cancellation without any payment due to the Participant if the market price per Share on the date of the Change in Control is less than the Exercise Price per Share in effect for the Award.

The Administrator will not be required to treat all Awards similarly in the transaction.

For the purposes of this Section 9(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger, demerger or Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received, for each Share and each right to acquire a Share, to be solely common stock of the Successor Corporation equal in fair market value to the per Share consideration received by holders of Shares in the Change in Control.

Notwithstanding anything in this Section 9(c) to the contrary, an Award that vests or is earned upon the satisfaction of one or more performance conditions (as set forth in the Award Agreement) will not be considered assumed if the Company or its successor modifies any of such performance conditions (as mentioned in the Award Agreement) without the Participant’s consent - provided however, a modification to such performance conditions only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

10.	Tax Withholding.

a)

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Taxes required with respect to such Award (or exercise thereof).

b)

Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such Taxes, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a market price equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a market price equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum rates for Taxes applicable to the Participant with respect to the Award on the date that the amount of Taxes to be withheld is to be determined. The market price of the Shares to be withheld or delivered will be determined as of the date that the Taxes are required to be withheld.

11.

No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s Service relationship with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

12.

Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination of granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

13.

Effective Date and Term of Plan. This Plan shall become effective on and from the date of receipt of approval of the Company’s shareholders. Awards granted under this Plan between the period of its adoption by the Board and shareholder approval shall become effective on and from the date of receipt of approval of the Company’s shareholders. The Awards under the Plan shall be made over 7 years from the date of approval by the Company’s shareholders referred above, and the Plan will continue in effect for a period of 10 years from the date of approval by the Company’s shareholders referred above, unless terminated under Section 14 of the Plan. This 10-year period can be extended by shareholders by passing a special resolution.

14.	Amendment and Termination of the Plan.

a)	Amendment and Termination. Subject to Applicable Laws, the Administrator may at any time amend, alter, suspend or terminate the Plan.

b)

Shareholders’ Approval. The Company will obtain approval of its shareholders by way of special resolution in a general meeting of the Company for any amendment to the Plan to the extent necessary and desirable to comply with Applicable Laws. The notice for passing special resolution shall contain the information as set out in the SEBI Regulations and other Applicable Laws, including any circulars issued by SEBI.

c)

Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant unless agreed to by the Participant. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.	Lock-in Period. There will be no lock-in period in respect of the Shares received post exercise of the Award.

16.

Legal Compliance Prior to Issuance of Shares. Shares will not be transferred to a Participant pursuant to the exercise of an Award unless the exercise of such Award and the delivery of such Shares will comply with Applicable Laws.

17.

Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Administrator to be necessary to the lawful transfer of any Shares hereunder, will relieve the Company of any liability in respect of the failure to transfer such Shares as to which such requisite authority will not have been obtained.